Exhibit 10.14

SEVERANCE AND CONSULTING AGREEMENT

This Agreement is made and entered this 15th day of August, 2011, by and between Peter Kelly (“Employee”) and ADESA, Inc. (“Employer”).  Employer is a member of the KAR Auction Services, Inc. family of companies, (collectively, “the Company”).  The Company is an intended third-party beneficiary of this Agreement between Employer and Employee and shall be entitled to enforce its provisions to the same extent as Employer.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, Riley Acquisition, Inc., a Delaware corporation (“Merger Sub”), OPENLANE, Inc., a Delaware corporation (together with its subsidiaries, “OPENLANE”), Shareholder Representative Services LLC, a Colorado limited liability company as the Securityholders’ Representative, and KAR Auction Services, Inc., a Delaware corporation (“Guarantor”), Merger Sub is being merged with and into OPENLANE and upon consummation of the merger, Merger Sub will cease to exist and OPENLANE will become a wholly-owned subsidiary of Parent and a member of the KAR Auction Services, Inc. family of companies (for the avoidance of doubt, OPENLANE is part of the Company as such term is defined and used in this Agreement);

WHEREAS, OPENLANE, together with its subsidiaries, is a leading internet-based business-to-business automotive remarketing company.  OPENLANE  and its subsidiaries provide a variety of services including closed and open auctions, automated end-of-term and remarketing processes to automobile manufacturers, captive finance companies, lease and rental companies, financial institutions and wholesale auto auctions in the United States and Canada;

WHEREAS, EMPLOYEE was responsible for overall growth and strategic activities of OPENLANE and/or has been instrumental in helping OPENLANE build its technology, operations and financial infrastructure to facilitate OPENLANE’s growth;

WHEREAS, Employee acknowledges and agrees that Employee will hold a position of trust and confidence to aid Employer in the strategic development and retention of the Company’s Business and Customers (as defined below), including without limitation continued growth and development of OPENLANE and integration of OPENLANE’S technology and strategies as appropriate into other Company initiatives.  Among other duties, Employee is expected to develop favorable relationships and goodwill with Customers on behalf of the Company.  As a result of these and other duties, Employee has and will be interested in developing valuable relationships on behalf of Employer and have access to Company’s Confidential Information;

WHEREAS, to protect the Confidential Information, including without limitation, its trade secrets, Employee is executing concurrently with this Agreement a Confidentiality and

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Invention Assignment Agreement (“Confidential Agreement”) a copy of which is attached as Exhibit A to this Agreement.  Execution of and compliance with the Confidentiality Agreement is a material term of Employee’s at-will employment;

WHEREAS, the Company has developed and cultivated its Customers at great expense and over a number of years.  The Company’s Customers are the lifeblood of its Business and the expenditures incurred by the Company to obtain and maintain its Customers include millions of dollars spent every year, to create and maintain goodwill with its Customers.  Employee understands and acknowledges that the Company’s relationships with its Customers are important and valuable assets of Company;

WHEREAS, the parties hereto agree that it would be detrimental to the Company if Employee, directly or indirectly, were to engage in any business that is competitive with the Business (as defined herein);

WHEREAS Employer and Guarantor would not have agreed to enter into the Merger Agreement and to undertake to consummate the transactions contemplated thereunder but for Employee’s promise to enter into this Agreement; and

WHEREAS, Employee acknowledges that his execution of this Agreement is a condition precedent and an inducement to the payment of the Merger Consideration (as defined in the Merger Agreement) by the Company and the providing of a guaranty (as set forth in the Merger Agreement) by Guarantor.

NOW, THEREFORE, in consideration of the above recitals and of the consummation of the transactions contemplated in the Merger Agreement and the terms, conditions and covenants set forth below, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the terms in bold shall have the following meanings:

Business:  means any business of the Company as conducted immediately prior to the termination of Employee’s employment including, but not limited to, vehicle auction services and solutions for used, or “whole car” vehicles, and salvage vehicles through physical locations as well as multiple proprietary Internet venues.

Person: means any individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization, governmental entity, or any department, agency or political subdivision thereof, or an accrediting body.

Customer(s): means the Person(s) who contracted for or purchased products and services from the Business throughout the United States and Canada, including, but not limited to commercial fleet operators, financial institutions, lease and rental car companies, vehicle manufacturers and their captive finance companies, as well as franchised and independent used vehicle dealers.

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Good Reason shall mean the occurrence of any of the events or conditions described in subsections (a) through (e) hereof that occur without the Employee’s consent and within 90 days following the end of the Good Reason Notice Period (as defined below) the Employee terminates his employment with the Company;

(a)           a material diminution in the Employee’s title, authority, duties or responsibilities or the assignment to the Employee by the Company of duties materially inconsistent with his title;

(b)           a material reduction in the Employee’s then effective base salary or annual bonus opportunity;

(c)           any material breach by the Company or any of its successors and assigns of this Agreement;

(d)           the failure of the Company’s successors and assigns to assume the obligations of the Company under this Agreement, either by written agreement or by operation of law; or

(e)           the relocation of your principal place of employment to a point more than seventy-five (75) miles from its current location.

The Employee must provide notice to the Company of the existence of a condition described in clauses (a) through (e) above within thirty (30) days of his knowledge of the initial existence of the condition, upon the notice of which the Company shall have a period (the “Good Reason Notice Period”) of thirty (30) days during which it may remedy the condition so that it shall not constitute “Good Reason.”  If more than one change or event shall occur which alone or in the aggregate constitutes Good Reason, then for purposes hereof, Good Reason shall be deemed to have occurred on the last such change or event to occur.

Resignation means the Employee terminates the employment relationship for any reason other than “Good Reason” (as defined herein).  Such resignation shall be effective on the date determined by the Employer, but in no event later than thirty (30) days after employee provides the Employer notice of resignation.

Termination for Cause means termination of the Employee’s employment by the Employer for:

(a)           the Employee has been convicted of (or has entered a please of nolo contendere to a felony involving fraud, dishonesty, or physical harm to any person;

(b)           the Employee intentionally engaged in conduct which is demonstrably injurious to the Company; or misappropriation of anything of material value to the Company including but not limited to monies, assets or property;

(c)        the Employee’s fraud, embezzlement or other act of material dishonesty with respect to the Company.

No Termination for Cause may occur unless a written notice setting forth the conduct allegedly constituting Termination for Cause” and specifying the particulars thereof in

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reasonable detail has been delivered to the Employee, and the Employee has been provided an opportunity to be heard in person by the Company’s Senior Leadership Team.

Termination Without Cause means a termination of the Employee’s employment by the Employer for any reason that does not qualify for Termination for Cause as defined herein.

Total Disability means Employee’s inability, because of illness, injury or other physical or mental incapacity, to perform his duties hereunder (as determined by the Employer in good faith) for a continuous period of one hundred eighty (180) consecutive days, or for a total of one hundred eighty (180) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such one hundred eighty (180) day or three hundred sixty (360) day period, as applicable.

Termination Date shall mean (i) if the Employee is terminated by the Company for Total Disability, on the date that written notice of termination is given to the Employee; (ii) if the Employee’s employment is terminated by the Company for any other reason, the effective date of termination specified in the written notice of termination given by the Company; (iii) if the Employee terminates employment for Good Reason, the effective date of termination specified in the written notice of termination given by the Employee; provided that the notice and cure provisions in the definition of Good Reason have been complied with; (iv) if the Employee terminates employment for other than a Good Reason, the effective date of termination specified in the Employee’s notice; or (v) in the event of Employee’s death, the date of death.

Confidential Information and Invention(s) shall have the same definition as set forth in “Confidentiality Agreement.”

ARTICLE 2

RESTRICTIVE COVENANTS

Covenant Not to Compete:  Employee expressly agrees that while Employee is employed by Employer and for Severance or Consulting Period set forth below, the Employee will not, in any manner whatsoever:

(a)           Directly or indirectly engage in business that is competitive with the Business anywhere in the United States or Canada (whether as paid or unpaid partner, officer, shareholder, advisor, employee or otherwise) or own any interest in, invest in, lend to, manage, control, promote, participate in, consult with or become employed by, or render services to any other entity engaged in the Business anywhere in the United States or Canada.  Employee shall be free to make investments in the publicly-traded securities of any such corporation, provided that such investments do not amount to more than one percent (1%) of the outstanding securities of any class of such corporation;

(b)           Directly or indirectly, on behalf of Employee or any entity other than the Company (whether as owner, partner, consultant, employee or otherwise), provide or offer to provide any products or services that are competitive with the Business to any Person who was a Customer of the Business at any time during the last three years of Employee’s employment with Employer, or for whom Employee is aware Company was actively seeking to be a Customer on the Termination Date;

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(c)           Directly or indirectly, on behalf of Employee or any entity other than the Company (whether as owner, partner, consultant, employee or otherwise), provide or offer to provide any products or services that are competitive with the Business to any Customer of the Company for which Employee had direct or indirect responsibilities in the last three years of Employee’s employment with Employer; or

(d)           Directly or indirectly act in any capacity that is in competition with the Company’s Business and in which disclosure or use of the Company’s Confidential Information would facilitate or support the performance of his duties.

Non-Solicitation Covenant:  Employee expressly agrees that while Employee is employed by Employer and for a period of twelve (12) months after the Termination Date, regardless of the reason for termination of employment or whether Employee’s employment is terminated by the Employer or Employee, the Employee will not, directly or indirectly, individually or on behalf of any Person:

(e)           solicit, aid or induce any Customer, lender or supplier of the Company with whom the Employee had contact within three (3) years prior to the date of Employee’s termination, to discontinue the relationship or reduce the amount of business done with the Company;

(f)            solicit, aid or induce business that is competitive with the Business from any then-current Customers of the Business during the last three (3) years prior to Employee’s termination; or

(g)           solicit or induce any then current employee of the Company to leave the Company in order to accept employment with or render services for any other Person.

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall prevent Employee from being employed by or performing services for a Person engaged in the Business so long as (x) Employee does not personally engage in any of the activities described in this Section 2 of this Agreement; (y) use or rely on Confidential Information in performing such duties; and (z) Employee has provided prior written notice and received written consent by the Chief Executive Officer of ADESA, Inc. prior to commencing such employment, which shall not be unreasonably withheld.

Reasonableness of Restrictions:  The parties agree that the restrictions contained in this Agreement are necessary to protect the Company’s interests and reasonable as to period of time and geographic area specified.  However, if the period of time or geographic area specified should be judged unreasonable by a court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and any paragraph, sentence, phrase or word which renders a restriction unreasonable should be modified or redacted by the Parties and/or Court to the extent necessary to make it enforceable to the fullest extent allowed by law.

Extension of Restriction:  In the event of a judicial or arbitral determination that a breach or attempted breach of any restrictive covenants in Article 2 of this Agreement has occurred, the

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restrictive covenants shall be extended for a period of time equal to the period of breach or attempted breach.

Remedy for Breach:  The parties agree the Company will suffer irreparable injury in the event of a threatened or actual breach by Employee of the terms of the restrictive covenants Article 2 of this Agreement.  In the event of a breach the Company shall, in addition to any other remedies and damages available at law or in equity, be entitled (a) to immediately terminate any Severance, and (b) to a temporary and/or permanent injunction to prevent or restrain the violation of the restrictive covenants or non-solicitation provisions by the Employee or any persons acting for or in concert with the Employee without proof of monetary or immediate damage and without the necessity of posting a bond.  Such remedies shall be cumulative and non-exclusive and shall be in addition to any other remedy that the Company may have at law or in equity.

ARTICLE 3

TERMINATION OF EMPLOYMENT AND SEVERANCE

Severance:  As set forth below, Employee is eligible for severance under certain terms and conditions.

(a)           Resignation and Termination for Cause.  In the event of Employee’s Resignation (without Good Reason) or a Termination for Cause, the Company will have no obligation to pay severance.

(b)           Death.  In the event of Employee’s death, the Company will have no obligation to pay severance.

(c)           Total Disability.  In the event of Employee’s Total Disability, the Company will have no obligation to pay severance.

(d)           Termination Without Cause or Resignation for Good Reason.  If the Employee’s termination was a Termination Without Cause or a Resignation for Good Reason, in exchange for the Employee’s execution of a full and complete waiver and release of any and all claims against the Company, its parent and affiliated entities, its successors and assigns, and each of their officers, directors, agents, and employees, and Employee’s compliance with this Agreement (including without limitation Article 2) and the Confidentiality Agreement, the Company shall provide Employee the following severance benefits:  (i) an amount equal to the Employee’s annual base salary for a one (1) year period at the rate in effect as of the time of separation of employment (“Salary continuation”), and (ii) reimbursement of continuation of Employee’s eligible benefits for the period set forth below (“Benefits Continuation”; collectively “Severance”).  The Salary Continuation shall be paid in accordance with the Employer’s normal payroll practices, but in no event, less frequently than 12 equal monthly installments (the “Severance Period”).  Benefits Continuation shall provide, at the Company’s expense, reimbursement for the cost of medical and dental benefits coverage for Employee and the Employee’s beneficiaries as then in effect for a period extending through the earlier of (i) the date Employee begins any subsequent full-time employment for compensation or (ii) the date that is one (1) year after the Termination Date.  Benefits Continuation is contingent upon

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Employee’s timely election of coverage pursuant to Title I, Part 6 of the Employee’s Retirement Income Security Act of 1974, as amended (“COBRA”) and further subject to Employee’s continuing eligibility requirements and/or limitations under COBRA.  The Employee acknowledges and agrees that the Severance provided in this section is in lieu of any other severance or benefits to which Employee may be entitled.

Consultant for the Company.  At the Company’s sole discretion, and in lieu of any Severance to which Employee may be entitled in paragraph (d) above, the Employee agrees to provide services as a consultant for the Company for up to twelve (12) months from the Termination Date (the “Consulting Period”).  The Employee shall be compensated at the same base pay in effect before entering into this new Agreement during the Consulting Period.  Employee will not engage in business that is competitive with the Business or render service of any kind to a competitor of the Company as set forth in Article 2 above during the Consulting Period.  Employer may decide in it sole discretion whether to exercise this option.  If this option is exercised, the Company may also terminate the consulting relationship and end the Consulting Period in its sole discretion on thirty (30) days written notice to Employee.

ARTICLE 4

GENERAL PROVISIONS

At-Will Employment Relationship:  Nothing in this Agreement alters the at-will employment relationship between Employer and Employee.  Either Employee or Employer may terminate the employment relationship for any reason or no reason, with or without cause.

Assignment.  This Agreement shall be assignable and transferrable by the Company to any successor in interest (including by way of merger or sale of the Company).  Employee provides express consent to such assignment.  This Agreement is not assignable by Employee.

Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be delivered personally or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, or one business day after timely delivery to the overnight courier service, if delivered by overnight courier service:

If to the Company:	ADESA, Inc.
Attention: General Counsel
13085 Hamilton Crossing Boulevard
Carmel, IN 46032
1-800-923-3725

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If to Employee:	Peter Kelly
76 Lapidge Street
San Francisco, CA 94110

Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and the Employee relating to the subject matter hereof and supersedes and merges all prior discussions between them.  The parties have not relied on any representations, oral or written, which are not set out in this Agreement; and no previous agreement, either oral or written, will have any effect on the terms or provisions of this Agreement.

Section 409A.  The parties intend that any compensation, benefits and other amounts payable or provided to Employee under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Employee under Section 409A as a result of the payments and benefits so paid or provided to him.  The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A.  In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided the Employee under this Agreement shall be subject to the provisions set forth below.

(a)           The date of the Employee’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as Employee’s Termination Date for purpose of determining the time of payment of any amount that becomes payable to Employee pursuant to Article 3 hereof upon the termination of his employment and that is treated as an amount of deferred compensation for purposes of Section 409A.

(b)           In the case of any amounts that are payable to the Employee under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company in the form of installment payments, the Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas.  Reg.  §1.409A-2(b)(2)(iii),

(c)           If the Employee is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Employee’s separation from service, or (ii) if earlier, the date of Employee’s death (the “Delayed Payment Date”).  On the Delayed Payment Date, there shall be paid to the Employee or, if the Employee has died, to the Employee’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d)           To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such

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expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Employee that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Employee as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) the Employee’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

Amendments and Waivers.  No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by each of the parties.  The Company’s failure at any time to enforce any of the provisions of this Agreement against Employee or other employees of the Company shall in no way be construed as a waiver of such provisions and will not affect the right of the Company to enforce each and every provision in accordance with its terms.

Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of either party shall bind such party and its heirs, legal representatives, successors and assigns and inure to the benefit of the other party hereto and their heirs, legal representatives, successors and assigns to the extent any such assignment was in compliance with this Agreement; provided that, it is expressly understood that all covenants and agreements contained in this Agreement by or on behalf of the Employee shall inure to the benefit of the Company’s legal representatives, successors and assigns in the event of the transfer, merger or sale of the Company, its assets or stock.

Governing Law.  This Agreement and any claims relating to or arising out of Employee’s employment or relationship with the Company shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Indiana without giving effect to the provisions thereof regarding conflict of laws.

Venue and Jurisdiction.  The Employee agrees that any suit, action or proceeding relating in any way to this Agreement or Employee’s employment or relationship with the Company, shall be brought and enforced in the Circuit Court of Hamilton County of the State of Indiana or in the District Court of the United States of America for the Southern District of Indiana. Due to Employee’s extensive contacts with the State of Indiana, he/she submits to the jurisdiction of each such court and waives and agrees not to assert, in connection therewith, any claim that the Employee is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

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Severability.  If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect to the fullest extent permitted by the law.

Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which, taken together, shall constitute one and the same Agreement.

Employee Acknowledgement.  Employee acknowledges receipt of a copy of this Agreement.  Employee has read and understands the obligations under this Agreement and agrees to abide by the promises to the Employer and the Company described in this Agreement.  Employee acknowledges that Employee was given an opportunity to ask questions about this Agreement and consult counsel regarding this Agreement before signing this Agreement.  Employee specifically understands and acknowledges that Employee’s obligations under this Agreement continue after employment with the Employer ends.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this date.

ADESA, Inc.

By:	/s/ Tom Caruso
Tom Caruso
Chief Executive Officer and President

EMPLOYEE

/s/ Peter Kelly
Peter Kelly

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